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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  913 378 105
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  913 378 105                13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Eric Goodman
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization

        Canada
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    Number of
                           5       Sole Voting Power         387,000(1)
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power    387,000(1)
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        387,000(1)
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

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 11     Percent of Class Represented by Amount in Row (9)

        5.72%
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 12     Type of Reporting Person (See Instructions)

        IN
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____________________

(1) Includes 360,000 shares owned by 1219620 Ontario, Inc., an Ontario, Canada corporation, all of the outstanding stock of which is owned by Mr. Goodman.
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                                                               Page 3 of 5 pages


ITEM 1(a)  NAME OF ISSUER:

                 Universal Automotive Industries, Inc.

ITEM 1(a)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 3350 North Kedzie, Chicago, Illinois 60618-5722

ITEM 1(b)  NAME OF PERSON FILING:

                 Eric Goodman

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 18 Gail Grove, North York, Ontario, Canada  M9M 1M4

ITEM 2(c)  CITIZENSHIP:

                 Canada

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2(e)  CUSIP NUMBER:

                 913 378 105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]   Broker or Dealer registered under Section 15 of the Act
           (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
           (c)  [ ]   Insurance Company as defined in section 3(a)(19) of the
                      Act
           (d)  [ ]   Investment Company registered under section 8 of the
                      Investment Company Act
           (e)  [ ]   Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940
           (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see Section
                      240.13d-1(b)(1)(ii)(F)
           (g)  [ ]   Parent Holding Company, in accordance with Section
                      240.13d-1(b)(ii)(G) (Note:  See Item 7)
           (h)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)








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                                                               Page 4 of 5 pages


ITEM 4.   OWNERSHIP

          (a)      Amount Beneficially Owned:

                         387,000 shares of Common Stock (1)

          (b)      Percent of Class:

                         5.72%

          (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                         387,000(1)
                   (ii)  shared power to vote or to direct the vote
                   (iii) sole power to dispose or to direct the disposition of
                         387,000 (1)
                   (iv)  shared power to dispose or to direct the disposition of

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                         Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                         Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                         Not Applicable



__________________________

(1) Includes 360,000 shares owned by 1219620 Ontario, Inc., an Ontario, Canada corporation, all of the outstanding stock of which is owned by Mr. Goodman.









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                                                               Page 5 of 5 pages

ITEM 10.  CERTIFICATION


Signature.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1999

Signature:

/s/ Eric Goodman
----------------------------------
Eric Goodman